EXHIBIT 5.1

Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, CA 90067 310.228.3700 main 310.228.3701 fax www.sheppardmullin.com

June 6, 2025

VIA ELECTRONIC MAIL

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia,

Canada V6C 1G8

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Mercer International Inc., a Washington corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), covering 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued pursuant to the Company’s Amended and Restated 2022 Stock Incentive Plan, as amended effective May 30, 2025 (the “Plan”).

This opinion (this “Opinion”) is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this Opinion, we have reviewed and relied upon: the Registration Statement; the Company’s Articles of Incorporation, as amended and in effect on the date hereof; the Company’s Bylaws, as amended and in effect on the date hereof; the proceedings taken by the Company with respect to the authorization and adoption of the Plan; resolutions adopted by the board of directors of the Company; and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this Opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original of all documents submitted to us as certified or reproduced copies. We have also assumed that the Shares will be uncertificated in accordance with Section 23b.06.270 of the Washington Business Corporation Act, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) shares of Common Stock currently reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to either the Plan or any of the award agreements relating to the Shares will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this Opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and against proper payment and consideration thereof and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, CA 90067 310.228.3700 main 310.228.3701 fax www.sheppardmullin.com

The opinion expressed herein is limited to the corporate laws of the State of Washington (including the statutory provisions, all applicable provisions of the Washington Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This Opinion is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares, or the Registration Statement.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP